For Further Information

Spacelabs Healthcare, Inc
Jeremy Norton - Director, Investor Relations
12525 Chadron Ave
Hawthorne CA 90250
(310) 349 2372

                   SPACELABS HEALTHCARE FIRST QUARTER RESULTS

HAWTHORNE, Calif.--(BUSINESS WIRE)--November 6, 2007: OSI Systems, Inc. the majority shareholder of Spacelabs Healthcare, Inc. (LSE: SLAB) today announced its third quarter segment operating results for its healthcare business.


                                               Three Months Ended September 30,
                                               --------------------------------
                                                             2006                  2007          Difference
                                                             ----                  ----          ----------
Revenue                                                   $48,231               $56,598                 17%
Income (Loss) from Operations                            $(4,263)                $1,051

The results for Spacelabs Healthcare are being reported as part of OSI Systems healthcare segment. As such, these results are segment results as defined by U.S. GAAP, and therefore differ from those that would be reported for Spacelabs Healthcare on a stand-alone basis. These results do not reflect certain costs and expenses relating to services provided by OSI Systems to Spacelabs Healthcare during the quarter.

Deepak Chopra, Spacelabs Healthcares' CEO, stated, "We are pleased with the start to the fiscal year with revenues increasing 17% to $56.6 million compared to $48.2 million in the first quarter of fiscal 2007. The improvement in revenue and operating income is attributable to a pick up in North American patient monitoring sales along with the cost-cutting initiatives that the Company undertook in the previous fiscal year. We will continue to implement and monitor operational improvements throughout the business and expect to extend this positive performance for the remainder of the fiscal year."

About Spacelabs Healthcare, Inc.

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, pulse oximeters and sensors and bone densitometers selling to hospitals, clinics and physicians offices. Additionally, the Company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded, analyzed, tabulated and interpreted.

The Company has established brand names in both medical devices and medical services such as "Spacelabs," "Blease" and "Del Mar Reynolds." The Company employs approximately 1,050 personnel in its 14 offices in UK, Canada, France, Germany, Finland, India, Singapore and the United States.

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions about the future. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in the
Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update these forward-looking statements.